Exhibit 99.2

FOR IMMEDIATE RELEASE

March 15, 2015

Murray Energy Corporation And Foresight Energy GP LLC Announce

Transaction Creating the Premier Coal Mining Company in the United States

Murray Energy Corporation (“Murray Energy”) and Foresight Energy GP LLC (“FEGP”) have announced that Murray Energy and Foresight Reserves, LP (the current owner of FEGP) have entered a definitive agreement for a transaction whereby Murray Energy will acquire a controlling interest in Foresight Energy LP (NYSE: FELP) and FEGP (together with FELP, “Foresight Energy”), to create the premier coal mining company in the United States, controlling over nine (9) billion tons of coal reserves, and one of the leading coal companies in the world. Following the closing, Mr. Christopher Cline, the founder of Foresight Energy, will remain a significant investor in Foresight Energy, maintaining a twenty-two and five tenths percent (22.5%) equity interest in FEGP and an approximately thirty-five percent (35%) interest in FELP and will be actively involved as a member of the Board of Directors of that Company.

“Mr. Chris Cline, who is very much respected in the United States coal industry, and his team at Foresight Energy, have built and operated four (4) of the most efficient coal mines in America utilizing the longwall mining technique. We are pleased that these operations will join Murray Energy’s twelve (12) mines employing thirteen (13) longwall systems,” stated Mr. Robert E. Murray, Chairman, President, and Chief Executive Officer of Murray Energy, adding that “We are very excited about this new venture and the resultant world class organization.” “It is truly a transformative event for our companies and the entire world coal industry,” he said.

“This is a great day for American coal,” said Mr. Cline. “Bob Murray and I both started as miners, and we know how to run safe, efficient and low cost mining operations. We think that we will do that even better together by sharing best practices and exploiting obvious synergies on cost. Together, we will progress our efforts to deliver reliable and low cost electricity to America’s factories, schools, hospitals, and homes.”

Murray Energy and Foresight Energy Press Release

March 15, 2015

Mr. Murray also stated that “The United States coal markets are severely depressed, due to excessive government regulation and the growing utilization of natural gas for electric power generation. In this extremely distressed coal marketplace, a coal mining company must strive to be the lowest cost producer in any sourcing region. Foresight Energy has continued to be the low cost producer in the Illinois Basin, with a focus on safely producing high quality, high heat coal, strategically located near low cost transportation. This is wholly consistent with the “Concentric Ellipse” strategy that I outlined for Murray Energy nearly thirty (30) years ago. By partnering with Foresight Energy, we will be able to continue to ensure the safety of our miners, further reduce our coal production costs, and exploit the numerous synergies in our respective operations. This will help us to compete at an entirely new level in the global marketplace.”

“Moreover,” said Mr. Murray, “the newly combined companies and operations will provide a strategic platform for further growth of our businesses. The structure and financial benefits of this transformative transaction will facilitate the reduction of our debt and further acquisitions and will provide additional operating flexibility.”

“Foresight Energy and Murray Energy are very similar in that both were founded by entrepreneurs whose entire careers have centered on underground coal mining,” said Mr. Robert D. Moore, Chief Operating and Financial Officer of Murray Energy. “Both Messrs. Murray and Cline developed their companies from scratch into the low cost producers in the regions in which they operate, Mr. Murray in Northern Appalachia and Mr. Cline in the Illinois Basin,” he added. “The primary focus of both companies has always been to operate the very safest coal mines.”

This new business combination will lead to further synergies, which will, in turn, lead to even lower mining costs and safer operations, and will provide for future growth of the companies through future drop-downs of other assets into the public partnership.

Michael Beyer, Chief Executive of Foresight Energy added, “This is a beneficial transaction for Foresight Energy’s unit holders, as it partners the low cost operators in the Northern Appalachian and Illinois Basins. Murray Energy brings a strong visible pipeline of growth opportunities with twelve (12) mines and over $713 million in 2014 Adjusted EBITDA that will supplement Foresight Energy’s organic growth opportunities.”

In consideration for the transaction, Murray Energy will pay cash consideration of $1.395 billion, and will acquire:

1.	An eighty percent (80%) voting interest in FEGP, with a seventy-seven and one half percent (77.5%) interest in the incentive distribution rights;

2.	Approximately fifty percent (50%) of the limited partner interest in Foresight Energy, including all of the outstanding subordinated units; and

3.	Access to certain other coal handling, transportation and transloading facilities.

Murray Energy will finance the purchase price with additional indebtedness.

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Murray Energy and Foresight Energy Press Release

March 15, 2015

For further information contact:

Murray Energy Corporation

media@coalsource.com

Gary M. Broadbent

Assistant General Counsel and Media Director

(740) 338-3100

www.murrayenergycorp.com

Foresight Energy LP

investor.relations@foresight.com

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

www.foresight.com

IMPORTANT NOTE

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting business of Foresight Energy or Murray Energy, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of Foresight Energy or Murray Energy. Foresight Energy and Murray Energy undertake no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Foresight Energy or Murray Energy become aware of, after the date hereof. The closing of the transaction is subject to the satisfaction or waiver of several conditions, including receipt of proceeds from the financing activities.